EXHIBIT 99.1

 Press Release

For Immediate Release

Overland Storage to Focus on Channel Expansion

SAN DIEGO – Aug. 3, 2005 – Overland Storage, Inc. (NasdaqNM: OVRL) today said that Hewlett-Packard Company, its largest OEM customer, has informed Overland of its decision not to purchase its next-generation, mid-range tape automation product line from Overland. The company expects HP to begin purchasing the first product of this new line from an alternate supplier during calendar 2006. Although HP will continue to purchase the tape automation products currently supplied by Overland for some time, the new product will eventually replace the majority of those purchases. The company cannot predict how quickly this transition will occur, but believes the impact to the company’s revenue during its current fiscal year ending June 30, 2006 will be minimal. In light of this anticipated loss in future revenue, the company intends to focus heavily on the delivery of new higher-margin products through its branded channel during fiscal 2006.

Overland noted that its current three-year contract with HP expires in July 2006. Typical of most OEM contracts, it does not commit HP to buy specific quantities of product at any time. It is customary at this point in a product lifecycle for OEMs to plan for the next-generation product and its suppliers.

“Although our OEM business has declined in the last year, our branded business has grown approximately 20 percent per year in each of the last two years and now represents nearly $100 million in annual revenue,” said Christopher Calisi, president and CEO, Overland Storage. “In fiscal year 2006, this higher-margin channel will receive not only additional focus, but several new products to deliver to the marketplace through our worldwide network of distributors, direct marketers and VARs. Although we will have a lower revenue base due to the HP loss, we anticipate a significant increase in our gross profit margin percentage resulting from a higher concentration of branded sales.

“We remain excited about the many opportunities that lie ahead for Overland,” continued Calisi. “We have a strong balance sheet and cash position, and intend to use this strength to fill out our tiered storage strategy consisting of protected primary disk storage, secondary disk-based backup and tertiary tape automation devices.

“Our legacy is tape automation, and Overland now holds the market leading position in the mid-range for archive solutions with our award-winning NEO SERIESTM of tape libraries. We are also deep in development of a next-generation tape platform with a target launch in our branded channel in the first quarter of calendar 2006. This new family of value-based loaders, mini-libraries and libraries will take advantage of new half-height drive technology and will complement our premium line of scalable NEO products.

“Over the past year we achieved a market-leading position with the REO SERIESTM, our award-winning line of disk-based backup and recovery appliances. We are also pleased, subsequent to the recent announcement of VTL capability, with the growing sales of our REO backup appliance, now at nearly 1,500 units sold worldwide. We will continue to introduce new REO products and expand functionality throughout the coming year.

“We intend to add a third storage product line that will allow Overland to enter the protected primary storage market, a market that is several times the size of the markets we currently address.  For some time now, we have been evaluating potential software acquisitions. Our goal is to have, via acquisition, a primary storage offering in market by the end of calendar 2005.

“Changes, such as the cessation of a long-standing relationship, present challenges that must be viewed as opportunities. We intend to leverage our worldwide network of resellers, arguably one of the most powerful sales channels in our industry, to become the leader in mid-range protected tiered storage solutions,” Calisi concluded.

The company intends to discuss this issue further in its upcoming fourth quarter fiscal 2005 conference call scheduled for Monday, August 15, 2005, at 10:30 a.m. eastern daylight time.

About Overland Storage

Now in its 25th year, Overland Storage delivers world-class data protection solutions designed to ensure business continuity. Focused on backup and recovery, Overland’s data protection solutions include the REO SERIES™ of disk-based backup and recovery appliances and the award-winning NEO SERIES™ of tape libraries. Overland sells its products worldwide through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s Web site at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “intends,” “expects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include the speed at which HP transitions from the products it currently buys from the company to its next-generation products to be purchased from another vendor; possible delays in new product introductions by the company including the company’s next generation tape library platform and enhancements to its REO line; risks and uncertainties associated with potential acquisitions under consideration for the company’s entry into the primary storage market, including uncertain timing and possible integration difficulties; market acceptance of the company’s new product offerings; the timing and market acceptance of new product introductions by competitors; delays, unbudgeted expenses, inefficiencies and production problems that may result from the transition of manufacturing to Sanmina-SCI; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; loss of a major customer; the timing and amount of licensing royalties; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors set forth in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the company’s Form 10-K currently on file with the SEC. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO SERIES and NEO SERIES are trademarks or registered trademarks of Overland Storage, Inc.

CONTACT INFORMATION:

Vernon A. LoForti, CFO

vloforti@overlandstorage.com

858-571-5555

Cynthia A. Bond, Director of Corporate Communications

cbond@overlandstorage.com

858-571-5555

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